Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES HERBICIDE PRODUCT LINE FROM CORTEVA AGRISCIENCE™

Acquired products are complementary to major herbicide tolerant crop systems

Newport Beach, CA – January 3, 2019 – American Vanguard Corporation (NYSE:AVD), today announced the acquisition of the Quizalofop (QPE) product line of herbicides from Corteva Agriscience, Agriculture Division of DowDuPont (NYSE: DWDP). The primary markets for these products are in Canola, Soybeans and Pulse in the United States and Canada. This transaction includes acquisition of technical registrations, commercial sales information, and the transfer of existing product supply arrangements. Financial terms are not being disclosed.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Our acquisition of the QPE product line from Corteva Agriscience provides our crop protection business with a portfolio of valuable herbicide brands that hold significant leadership positions in the North American market. These products are complementary to existing glyphosate, glufosinate and 2,4D use, and are highly regarded for weed and grass control by providing a broad window of application and excellent crop safety.”

Mr. Wintemute continued, “Additionally, the new DowDuPont Enlist™ seed trait technology for corn provides crop tolerance to these QPE herbicides, making them ideal for achieving improved weed management. In this acquisition, AVD has secured a license to market QPE for use alone or with Enlist herbicides over-the-top of the new Enlist corn seeds, a segment that is forecast to grow considerably in coming years.”

Mr. Wintemute concluded, “These products have a well-established market position, are solidly profitable and offer the promise of growth as the Enlist trait technology expands. In this transaction, we also acquired the rights to market in Argentina and Chile which dovetails with our initiative to increase market access in that South American region. We will continue multiple existing supply agreements for these products and incorporate the sales & marketing of these brands into our expanding portfolio of herbicide offerings.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com